Exhibit 16.1

KPMG LLP	Telephone	+1 415 963 5100
Suite 1400	Fax	+1 415 358 5746
55 Second Street	Internet	www.us.kpmg.com
San Francisco, CA 94105

October 9, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the combined financial statements of Teucrium Commodity Trust (the "Trust") and the financial statements of the Teucrium Corn Fund, the Teucrium Natural Gas Fund, the Teucrium WTI Crude Oil Fund, the Teucrium Soybean Fund, the Teucrium Sugar Fund, the Teucrium Wheat Fund, and the Teucrium Agricultural Fund (collectively, the "Funds") as of and for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting for the Trust and the Funds as of December 31, 2014. On October 3, 2014, we were dismissed. We have read the Trust's statements included under Item 4.01 (a) of its Form 8-K dated October 3, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust's statement that Grant Thornton LLP was approved as the new independent registered public accounting firm for Teucrium Trading, LLC, the Trust and the Funds, and that Grant Thornton LLP had completed its client evaluation procedures and accepted the engagement.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative ("KPMG International"). a Swiss entity.